EXHIBIT 11

                     HOMEOWNERS GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                 FOR EACH OF THE THREE YEARS ENDED DECEMBER 31,

                                                        1995         1994          1993
                                                    ------------  -----------    ----------
Income (loss) from continuing operations            ($1,908,656)  ($832,535)    $3,190,879

Discontinued operation:
Loss from operation of discontinued reinsurance
   subsidiary                                                 -           -     (6,227,680)

Loss on reinsurance portfolio transfer                        -            -    (9,009,563)
  Net loss                                          ($1,908,656)   ($832,535) ($12,046,364)
                                                    ------------  ----------

  CALCULATION OF PRIMARY NET INCOME (LOSS) PER
    COMMON SHARE:

    Weighted average common shares outstanding
       during the year                                5,558,350    5,558,350     5,558,350

    Weighted average additional common shares
       (options)                                              -            -           841
                                                    ------------  ----------  ------------

    Weighted average primary common shares
       outstanding                                     5,558,350   5,558,350     5,559,191

                                                    ------------  ----------  ------------
Income (loss) from continuing operations per
   common share                                           ($0.34)     ($0.15)        $0.57

Discontinued operation:
Per share loss from operation of discontinued
   reinsurance subsidiary                                      -           -         (1.12)
Per share loss on reinsurance portfolio transfer               -           -         (1.62)
                                                                                     -----
Primary net loss per common share                         ($0.34)     ($0.15)       ($2.17)
                                                          ======      ======        ======

  CALCULATION OF AVERAGE FULLY DILUTED EARNINGS
    (LOSS) PER COMMON SHARE:

    Weighted average common shares outstanding
       during the year                                 5,558,350   5,558,350     5,558,350

    Weighted average additional common shares
       (options)                                               -           -           902

                                                    ------------  ----------  ------------

    Weighted average fully diluted common shares
       outstanding                                     5,558,350   5,558,350     5,559,252

                                                    ------------  ----------  ------------

Income (loss) from continuing operations per
   common share                                           ($0.34)     ($0.15)        $0.57


Discontinued operation:
Per share loss from operation of discontinued
   reinsurance subsidiary                                      -           -         (1.12)
Per share loss on reinsurance portfolio transfer               -           -         (1.62)
                                                                                     -----

Fully diluted net loss per common share                   ($0.34)     ($0.15)       ($2.17)
                                                          ======      ======        ======

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